Filed pursuant to Rule 424(b)(3)
                                                              Reg. No. 333-53522

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated February 9, 2001)

                           SPECTRASITE HOLDINGS, INC.
                    6 3/4% SENIOR CONVERTIBLE NOTES DUE 2010

         This prospectus supplement no. 1 supplements and amends the prospectus dated February 9, 2001, relating to the resale of SpectraSite's 6 3/4% senior convertible notes due 2010 and the shares of SpectraSite common stock, par value $.001, issuable upon conversion of the notes.

         The table and footnotes on pages 35 through 38 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible notes held and shares of common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus, as supplemented and amended. This prospectus supplement amends the table in the prospectus by adding Arpessio Fund, LP, Deutsche Banc Alex.Brown, Investcorp - SAM Fund Ltd. and Rhapsody Fund, LP as selling holders and by replacing the information contained in the table for CIBC World Markets Corp. and for the category "Any other holder of notes or future transferee, pledgee, donee or successor of any holder" with the corresponding information set forth below.

                                                                        Shares of
                                                                         Common
                                             Principal    Principal       Stock      Shares of     Shares of
                                              Amount      Amount of   Beneficially    Common     Common Stock
                                             of Notes    Notes Owned      Owned        Stock     Beneficially
                                             Owned and    After the     Prior to      Offered     Owned After
         Selling Securityholders              Offered     Offering      Offering      Hereby     the Offering
---------------------------------------       -------     --------      ---------     -------    -------------
Arpessio Fund, LP......................    $   400,000      none          18,551       18,551           none
CIBC World Markets Corp. ..............     18,050,000      none      10,837,102      837,102     10,000,000
Deutsche Banc Alex.Brown(1)............     12,867,000      none       2,684,861      596,731      2,088,130
Investcorp - SAM Fund Ltd..............      1,400,000      none          64,928       64,928           none
Rhapsody Fund, LP......................      1,700,000      none          78,841       78,841           none

Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder .............     12,430,000      none         576,464      546,464           none
----------

(1) Deutsche Banc Alex.Brown was a co-lead underwriter of our public common stock offering in July 2000 and a co-manager of our public common stock offering in February 2000. Deutsche Banc was also a placement agent for our 127/8 % senior discount notes due 2010 and our 10 3/4% senior notes due 2010.

         The prospectus, together with this prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes. All references in the prospectus to "this prospectus" are amended to read "this prospectus, as supplemented and amended."

         Prospective investors should carefully review "Risk Factors" beginning on page 5 of the prospectus for a discussion of risks that should be considered when investing in the notes or our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or  disapproved  of these  securities or passed upon the
adequacy  or  accuracy  of  this  prospectus  or  any  accompanying   prospectus
supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is February 20, 2001.





    The following table sets forth, as of February 19, 2001, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through February 19, 2001.


                                                                        Shares of
                                                                         Common
                                             Principal    Principal       Stock      Shares of     Shares of
                                              Amount      Amount of   Beneficially    Common     Common Stock
                                             of Notes    Notes Owned      Owned        Stock     Beneficially
                                             Owned and    After the     Prior to      Offered     Owned After
         Selling Securityholders            Offered(1)   Offering(2)    Offering   Hereby(3)(4) the Offering(2)
---------------------------------------     ----------   -----------    ---------  ------------ ---------------
AIG SoundShore Opportunity Holding Fund
  Ltd. (5).............................    $ 5,000,000      none         231,885      231,885          none
AIG SoundShore Strategic Holding Fund
  Ltd. (6).............................      5,000,000      none         231,885      231,885          none
Allstate Insurance Company.............        625,000      none          28,986       28,986          none
Allstate Life Insurance Company........         75,000      none           3,479        3,479          none
Alpine Associates......................      5,600,000      none         259,711      259,711          none
Alpine Partners, L.P...................        900,000      none          41,740       41,740          none
Amaranth Securities L.L.C..............      7,700,000      none         357,102      357,102          none
Arpessio Fund, LP......................        400,000      none          18,551       18,551          none
BTESC..................................      1,500,000      none          69,566       69,566          none
BTOPO Growth vs Value..................      3,000,000      none         139,131      139,131          none
Bank America Pension Plan..............      4,000,000      none         185,508      185,508          none
CIBC World Markets Corporation (7).....     18,050,000      none      10,837,102      837,102    10,000,000
Castle Convertibles Fund, Inc..........      1,250,000      none          57,972       57,972          none
Deephaven Domestic Convertible Trading
  Ltd. (8).............................      3,000,000      none         139,131      139,131          none
Deeprock & Co..........................      2,500,000      none         115,943      115,943          none
Deutsche Banc Alex.Brown (9)...........     12,867,000      none       2,684,861      596,731     2,088,130
DIA High Yield Bond Fund (10)..........        250,000      none          11,595       11,595          none
Duckbill & Co..........................      2,000,000      none          92,754       92,754          none
Eaton Vance High Income Portfolio
  (11).................................      2,860,000      none         132,638      132,638          none
Eaton Vance Income Fund of Boston
  (12).................................      1,540,000      none          71,421       71,421          none
Fidelity Advisor Aggressive Growth
  Fund.................................        430,000      none          19,943       19,943          none
General Motors Welfare Benefit Trust
  (L-T Veba)...........................      2,000,000      none          92,754       92,754          none
General Motors Welfare Benefit Trust
  (ST-Veba)............................      2,000,000      none          92,754       92,754          none
Global Bermuda Limited Partnership.....      2,180,000      none         101,102      101,102          none
Hallmark Master Trust High Yield (13)..        250,000      none          11,595       11,595          none
Investcorp - SAM Fund Ltd..............      1,400,000      none          64,928       64,928          none
JMG Capital Partners, LP...............      3,500,000      none         162,319      162,319          none
JMG Triton Offshore Fund, Ltd..........      3,500,000      none         162,319      162,319          none
KBC Financial Products USA.............      2,100,000      none          97,392       97,392          none
Lakeshore International Ltd............      4,100,000      none         190,145      190,145          none
Lehman Brothers Inc. (14)..............      1,000,000      none          46,377       46,377          none
Lipper Convertibles, L.P...............     11,367,000      none         527,166      527,166          none
Lipper Convertibles Series II, L.P.....      2,000,000      none          92,754       92,754          none
Lipper Offshore Convertibles, L.P......      2,000,000      none          92,754       92,754          none
Lipper Offshore Convertibles, L.P. #2..      1,000,000      none          46,377       46,377          none
Merced Partners Limited Partnership....      5,000,000      none         231,885      231,885          none
Morgan Stanley & Co. Incorporated
  (15).................................     20,000,000      none       8,474,922      927,537     7,547,385
Nomura Securities International,
  Inc..................................      1,000,000      none          46,377       46,377          none
Paloma Securities LLC..................      8,000,000      none         375,015      371,015         4,000
Peoples Benefit Life Insurance
  Company..............................      4,000,000      none         185,508      185,508          none
Peoples Benefit Life Insurance Company
  TEAMSTERS............................      6,000,000      none         278,261      278,261          none
Retail Clerks Pension Trust............      2,500,000      none         115,943      115,943          none
Retail Clerks Pension Trust #2.........      1,500,000      none          69,566       69,566          none
Rhapsody Fund, LP......................      1,700,000      none          78,841       78,841          none
St. Albans Partners Ltd................      4,000,000      none         185,508      185,508          none
TIAA-CREF Mutual Funds
  F/B/O its High Yield Bond Fund (16)..        250,000      none          11,595       11,595          none
TQA Master Plus Fund, LTD..............        500,000      none          23,189       23,189          none
TQA Master Fund, LTD...................      2,000,000      none          92,754       92,754          none
Teachers Insurance and Annuity

                                        1

                                                                          Shares of
                                                                           Common
                                               Principal    Principal       Stock      Shares of     Shares of
                                                Amount      Amount of   Beneficially    Common     Common Stock
                                               of Notes    Notes Owned      Owned        Stock     Beneficially
                                               Owned and    After the     Prior to      Offered     Owned After
         Selling Securityholders              Offered(1)   Offering(2)    Offering   Hereby(3)(4) the Offering(2)
---------------------------------------      -----------  ------------  -----------  ------------ ---------------
  Association..........................      6,000,000      none         278,261      278,261          none
Thomas Weisel Partners LLC (17)........      3,550,000      none         164,638      164,638          none
UBS O'Connor LLC F/B/O
  UBS Global Equity Arbitrage
  Master Ltd...........................    $ 4,500,000      none         208,696      208,696          none
Variable Insurance Products Fund III:
  Aggressive Growth Portfolio..........         26,000      none           1,206        1,206          none
Volkswagen of America Inc.--
  Salaried Eaton Vance Mgt. (18).......        100,000      none           4,638        4,638          none
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder (19).........     12,430,000      none         576,464      576,464          none
----------


(1) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(2) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes and shares they presently hold or, with respect to shares, have the right to acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holder upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its convertible notes and/or shares of common stock underlying such notes.

(3) Assumes that the full amount of the notes held by the selling holder is converted into shares of common stock at the conversion price and offered hereunder by such selling holder.

(4) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes." Section 15.3 of the indenture governing the convertible notes provides that if any fractional shares of common stock are issuable upon conversion of the notes, Holdings may either pay cash in lieu of such fractional shares or round up the number of shares issuable upon conversion. The number of shares reported in the table assumes that Holdings rounds up the number of shares issued upon conversion. We expressly reserve the right to pay cash in lieu of fractional shares, and any decision as to whether pay cash or round up for fractional shares will be made at the time the notes are surrendered for conversion.

(5) AIG Soundshore Opportunity Holding Fund Ltd. owned 115 Holdings' January 2001 puts exercisable at $10 and 115 Holdings' February 2001 puts exercisable at $10 prior to the offering.

(6) AIG Soundshore Strategic Holding Fund Ltd. owned 115 Holdings' January 2001 puts exercisable at $10 and 115 Holdings' February 2001 puts exercisable at $10 prior to the offering.

(7) CIBC World Markets is a subsidiary of Canadian Imperial Bank of Commerce. Of the 10,347,827 shares reported as beneficially owned by CIBC World Markets, 10,000,000 are held by affiliates of Canadian Imperial Bank of Commerce. CIBC World Markets was an initial purchaser or placement agent for our 12% senior discount notes due 2008, our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010, our 10 3/4% senior notes due 2010 and our 12 1/2% senior notes due 2010. CIBC World Markets was also a co-manager of our public common stock offerings in February 2000 and July 2000. In addition, CIBC World Markets is an agent and a lender under our existing credit facility and has given us a commitment in connection with the anticipated increase of our credit facility of $1.2 billion. CIBC World Markets and its affiliates received customary fees for these services. The Trimaran group purchased 4,000,000 shares of our common stock in a private placement at a purchase price of $18.75 per share and received warrants to purchase 1,500,000 shares of common stock at exercise prices ranging from $21.56 per share to $28.00 per share. Certain investors in the Trimaran group are affiliates of CIBC World Markets. Andrew R. Heyer is a Managing Director of CIBC World Markets and a managing member of Trimaran Fund Management, L.L.C., the investment advisor to Trimaran Fund II L.L.C. Mr. Heyer was a member of Holdings' board of directors from April 1999 until November 2000. Our stockholders' agreement, as amended, provides that so long as the Trimaran group and Canadian Imperial Bank of Commerce and their respective affiliates own collectively 5% or more of Holdings' outstanding stock, Canadian Imperial Bank of Commerce affiliates and Caravelle Investment Fund, L.L.C. collectively will have the right to designate a representative to attend meetings of Holdings' board of directors as an observer.

(8) Deephaven Domestic Convertible Trading Ltd. owned $2,000,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010 prior to the offering.

(9) Deutsche Banc Alex.Brown was a co-lead underwriter of our public common stock offering in July 2000 and a co-manager of our public common stock offering in February 2000. Deutsche Banc was also a placement agent for our 127/8 % senior discount notes due 2010 and our 10 3/4% senior notes due 2010.

(10) DIA High Yield Bond Fund owned $2,750,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009 prior to the offering.

(11) Eaton Vance High Income Portfolio owned $5,360,000 aggregate principal amount of Holdings' 12% senior discount notes due 2008, $25,500,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009 and $3,870,000 aggregate principal amount of Holdings' 12 7/8% senior discount notes due 2010 prior to the offering.

(12) Eaton Vance Income Fund of Boston owned $1,150,000 aggregate principal amount of Holdings' 12% senior discount notes due 2008, $12,235,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009 and $4,080,000 aggregate principal amount of Holdings' 12 7/8% senior discount notes due 2010 prior to the offering.

(13) Hallmark Master Trust High Yield owned $1,550,000 of SpectraSite's 11 1/4% senior discount notes due 2009 prior to the offering.

(14) Lehman Brothers Inc. was an initial purchaser of our 12% senior discount notes due 2008 and a co-manager of our public common stock offerings in February 2000 and July 2000.

(15) Morgan Stanley & Co. Incorporated was the placement agent for the convertible notes. Morgan Stanley & Co. Incorporated was also an initial purchaser or placement agent for our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010 and our 10 3/4% senior notes due 2010 and was co-lead underwriter of our public common stock offerings in February 2000 and July 2000.

(16) TIAA-CREF Mutual Funds F/B/O its High Yield Bond Fund owned $250,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010 prior to the offering.

(17) Thomas Weisel Partners LLC was a co-manager of our public common stock offering in July 2000.

(18) Volkswagen of America Inc.--Salaried Eaton Vance Mgt. owned $15,000 of Holdings' 111/4% Senior Discount Notes due 2009 prior to the offering.

(19) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

                                       3